UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2016

eBizware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-201239	61-1633330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit B19, 9/F, Efficiency House, 35 Tai Yau Street San Po Kong, Kowloon, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 852-6194 4999

5251 West 116th Place, Suite 200, Overland Park, KS 66211
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 Changes in Control of Registrant.

On August 12, 2016, in connection with the sale of a controlling interest in eBizware, Inc. (the “Company”), Mark W. DeFoor (the “Seller”), the Company’s Chief Executive Officer and Director entered into and closed on that certain Share Purchase Agreement (the “Agreement”) with 57 Society International Limited, (“57 Society”), a Hong Kong company, whereby 57 Society purchased from the Seller a total of 5,000,000 shares of the Company’s common stock (the “Shares”) for an aggregate price of $321,00.00. The Shares acquired represent approximately 94.70% of the issued and outstanding shares of common stock of the Company. A copy of the Form of Share Purchase Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement, the following individuals were appointed to the Board of Directors:

Name	Title
Choong Jeng Hew	Director

Following this appointment, Mark W. DeFoor resigned from all positions held as an officer and director of the Company. Mr. DeFoor’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

There is no arrangement or understanding among any of the new directors, on the one hand or any other person, on the other hand, pursuant to which a new director was appointed as a director.  No new director has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  None of the new directors have received any compensation in connection with their appointment as a director and no new director will serve on a committee of the board of directors, at this time.

Following the closing of the Agreement and the appointment of new members to our Board of Directors discussed above, the Board of Directors appointed the following individual to serve as the sole officer of the Company:

Name	Title
Choong Jeng Hew	Chief Executive Officer and President
Chip Jin Eng	Chief Financial Officer, Treasurer and Secretary

At this time, we do not have any written employment agreement or other formal compensation agreements with our new officer and director. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

The following is a brief description of the background on our recently appointed officer and director.

Choong Jeng Hew, age 48, currently serves as the Chief Executive Officer of 57 Society and VISIBER Group of Companies, where he oversees their overall daily operations as well as strategic development.  Prior to joining the Company, Mr. Hew worked at General Electric Information Services from 1992 to 1993, SITA/SCITOR from 1993 to 1994, Oracle Malaysia from 1997 to 1998 and Health Communication Network (HCN) from 1991 to 2001, where he had roles that included information technology and management, sales and marketing business development and strategic consulting.  In addition, Mr. Hew was conferred the honorary title of Datoship by the State Sovereign of Pahang, Malaysia.

Mr. Hew received a Bachelor of Science degree in Computer Science from Ohio State University.  Mr. Hew also received a postgraduate diploma in Computer and Information Systems from the Curtin University of Technology in Australia in 1994.

Chip Jin Eng, age 48, currently serves as the Executive Director for VISIBER Sdn Bhd and VISIBER International (Singapore) Pte. Ltd and is the Chief Financial Officer of 57 Society.  Since 2004 Mr. Eng has also served as an Independent Non-Executive Director and the Audit Committee Chairman of Oilcorp Bhd, a company listed on the Main Board of Bursa Malaysia stock exchange.  Prior to joining 57 Society, since 1999, Mr. Jin established two consulting companies providing corporate advisory and consulting services. Mr. Eng was an auditor with Cooper & Lybrand, Charted Accountants in 1993 before joining Moores Rowland, Chartered Accountants in 1994. Mr. Jin graduated from the Royal Melbourne Institute of Technology, Melbourne, Australia and has been a Chartered Accountant registered with the Malaysian Institute of Accountants since 1996 and the Australian Society of Certified Practicing Accountants (ASCPA) since 2002.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.2	Form of Share Purchase Agreement.

 * Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

eBizware, Inc.

Date: August 17, 2016	By:	/s/ Choong Jeng Hew
Choong Jeng Hew, Chief Executive Officer